Exhibit 99.1

Acushnet Holdings Corp. Announces
Second Quarter and Year-to-Date 2021 Financial Results

Second Quarter and Year-to-Date 2021 Financial Results
•Second quarter net sales of $624.9 million, up 108.3% year over year, up 99.9% in constant currency; up 35.2% compared to 2019
•Year-to-date net sales of $1,205.7 million, up 70.1% year over year, up 64.1% in constant currency; up 34.6% compared to 2019
•Second quarter net income attributable to Acushnet Holdings Corp. of $81.1 million, up $78.8 million year over year; up $42.6 million compared to 2019
•Year-to-date net income attributable to Acushnet Holdings Corp. of $166.0 million, up $154.8 million year over year; up $92.6 million compared to 2019
•Second quarter Adjusted EBITDA of $127.8 million, up 286.1% year over year; up 68.8% compared to 2019
•Year-to-date Adjusted EBITDA of $263.0 million, up 206.2% year over year; up 88.0% compared to 2019

FAIRHAVEN, MA – August 5, 2021 – Acushnet Holdings Corp. (NYSE: GOLF) ("Acushnet"), a global leader in the design, development, manufacture and distribution of performance-driven golf products, today reported financial results for the three and six months ended June 30, 2021.
“Demand across all Acushnet product categories remains robust and contributed to another terrific quarter for the company,” said David Maher, Acushnet Company’s President and Chief Executive Officer. “Our strong performance was led by sales across our product portfolio, including new Titleist Pro V1 and Pro V1x golf balls, TSi drivers, and our FootJoy and KJUS brands. We look forward to building on our momentum in the second half with a wide range of product introductions led by new Titleist T Series irons and new FJ footwear and HydroKnit outerwear.”

Maher continued, “As we move into the second half of 2021 and see escalating positive COVID-19 cases in many regions, our highest priority remains the health and safety of our associates. While we expect golfer engagement to remain healthy, we do expect to face various levels of disruption within our supply chain. My Acushnet teammates are skilled at adapting and I have the utmost confidence in their ability to navigate these uncertainties with excellence as we seek to deliver the highest quality products and services to our trade partners and dedicated golfers around the world.”

Summary of Second Quarter 2021 Financial Results

	Three months ended June 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
Net sales	$624.9	$300.0	$324.9	108.3%	$299.6	99.9%
Net income attributable to Acushnet Holdings Corp.	$81.1	$2.3	$78.8	*
Adjusted EBITDA	$127.8	$33.1	$94.7	286.1%
_______________________________________________________________________________
*Percentage change not meaningful
Consolidated net sales for the quarter increased by 108.3%. On a constant currency basis, consolidated net sales were up 99.9% largely due to the adverse impact of government-ordered shutdowns in the second quarter of 2020 coupled with sales volume increases across all reportable segments, as rounds of play and consumer demand for golf-related products remained elevated during the second quarter of 2021. Sales volume growth of products that are not allocated to one of our four reportable segments also contributed to the increase in net sales.

On a geographic basis, net sales in the United States increased by 117.1% in the quarter driven by an increase of $65.8 million in Titleist golf balls, an increase of $43.7 million in FootJoy golf wear, an increase of $41.1 million in Titleist golf clubs and an increase of $17.1 million in Titleist golf gear, all driven by the same factors discussed above.

Net sales in regions outside the United States were up 100.0% and up 83.7% on a constant currency basis. The increase in net sales in all regions was primarily driven by increased sales across all reportable segments, driven by the same factors discussed above.

Segment specifics:
•98.1% increase in net sales (91.6% increase on a constant currency basis) of Titleist golf balls, largely due to the adverse impact of government-ordered shutdowns in the second quarter of 2020 combined with higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2021.

•111.0% increase in net sales (103.6% increase on a constant currency basis) of Titleist golf clubs, largely due to the adverse impact of government-ordered shutdowns in the second quarter of 2020. Also contributing to the increase were higher sales volumes and average selling prices across all product categories.

•100.6% increase in net sales (92.9% increase on a constant currency basis) of Titleist golf gear, largely due to the adverse impact of government-ordered shutdowns in the second quarter of 2020. Sales volumes increased across all product categories.

•141.0% increase in net sales (129.3% increase on a constant currency basis) in FootJoy golf wear, largely due to the adverse impact of government-ordered shutdowns in the second quarter of 2020. Sales volumes increased across all product categories and average selling prices were higher in apparel and gloves.

Net income attributable to Acushnet Holdings Corp. increased by $78.8 million to $81.1 million, year over year, primarily as a result of an increase in income from operations, partially offset by an increase in income tax expense.
Adjusted EBITDA was $127.8 million, up 286.1% year over year. Adjusted EBITDA margin was 20.4% for the second quarter versus 11.0% for the prior year period.
Summary of First Six Months 2021 Financial Results

	Six months ended June 30,		Increase/(Decrease)		Constant Currency Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
Net sales	$1,205.7	$708.7	$497.0	70.1%	$454.0	64.1%
Net income attributable to Acushnet Holdings Corp.	$166.0	$11.2	$154.8	*
Adjusted EBITDA	$263.0	$85.9	$177.1	206.2%
_______________________________________________________________________________
*Percentage change not meaningful
Consolidated net sales for the first six months increased by 70.1%. On a constant currency basis, consolidated net sales were up 64.1% largely due to the adverse impact of government-ordered shutdowns in the second quarter of 2020 coupled with sales volume increases across all reportable segments, as rounds of play and consumer demand for golf-related products remained elevated during the first six months of 2021. Sales volume growth of products that are not allocated to one of our four reportable segments also contributed to the increase in net sales.

On a geographic basis, net sales in the United States increased by 75.2% in the six month period driven by an increase of $107.4 million in Titleist golf balls, an increase of $78.4 million in Titleist golf clubs, an increase of $57.1 million in FootJoy golf wear and an increase of $22.3 million in Titleist golf gear, all driven by the same factors discussed above.

Net sales in regions outside the United States were up 65.0% and up 52.8% on a constant currency basis. The increase in net sales in all regions was primarily driven by increased sales across all reportable segments driven by the same factors discussed above.

Segment specifics:
•72.1% increase in net sales (67.1% increase on a constant currency basis) of Titleist golf balls, largely due to the adverse impact of government-ordered shutdowns in the second quarter of 2020 combined with higher sales volumes of our latest generation Pro V1 and Pro V1x golf balls launched in the first quarter of 2021.

•86.4% increase in net sales (80.7% increase on a constant currency basis) of Titleist golf clubs, largely due to the adverse impact of government-ordered shutdowns in the second quarter of 2020. Also contributing to the increase were higher sales volumes and average selling prices across all product categories.

•55.6% increase in net sales (49.7% increase on a constant currency basis) of Titleist golf gear, largely due to the adverse impact of government-ordered shutdowns in the second quarter of 2020. Sales volumes increased across all product categories.

•63.1% increase in net sales (56.3% increase on a constant currency basis) in FootJoy golf wear, largely due to the adverse impact of government-ordered shutdowns in the second quarter of 2020. Sales volumes increased and average selling prices were higher across all product categories.

Net income attributable to Acushnet Holdings Corp. improved by $154.8 million to $166.0 million, year over year, primarily as a result of an increase in income from operations, partially offset by an increase in income tax expense.
Adjusted EBITDA was $263.0 million up 206.2% year over year. Adjusted EBITDA margin was 21.8% for the first six months versus 12.1% for the prior year period.

Cash Dividend and Share Repurchase
Acushnet's Board of Directors today declared a quarterly cash dividend of $0.165 per share of common stock. The dividend will be payable on September 17, 2021 to shareholders of record on September 3, 2021. The number of shares outstanding as of July 30, 2021 was 73,905,679.
During the quarter, the Company repurchased 88,500 shares of common stock on the open market at an average price of $49.51 for an aggregate of $4.4 million. In addition, on April 2, 2021 the Company repurchased from Magnus Holdings Co., Ltd., a wholly-owned subsidiary of Fila Holdings Corp., 355,341 shares of common stock for an aggregate of $11.1 million, in completion of the Company's previously discussed share repurchase obligations.
Impact of COVID-19 on our Business
In March 2020, the World Health Organization declared a pandemic related to the novel coronavirus (“COVID-19”), which led to government-ordered shutdowns of non-essential businesses, travel restrictions and restrictions on public gatherings and, as a result, our results of operations for the second quarter and first half of 2020 were negatively impacted. As restrictions were eased, the game of golf experienced a surge in rounds of play around the world, which resulted in increased demand for our products. On a Company-wide basis, we quickly began to experience demand pressures across all brands and product categories, which challenged, and continue to challenge, our supply chain and our ability to service our trade partners and golfers.
During the first half of 2021, rounds of play remained high and we continued to see an increase in demand for our products, leading to increased sales volumes across all reportable segments. However, during this period, we also experienced supply chain disruptions causing shortages of various raw materials and increased freight charges.
While government-ordered shutdowns and restrictions have eased in most regions and mass vaccination programs are underway, the emergence of virus variants and resurgences of positive cases has led to a return to tighter restrictions in some regions and could prompt tighter restrictions in other regions which could further disrupt our supply chain. Although we have seen increased rounds of play and demand for golf-related products, over the course of the pandemic, this could change as mass vaccination programs continue to advance and restrictions are further eased on other activities.

2021 Outlook
The Company expects full-year consolidated net sales to be approximately $1,930 to $1,990 million and Adjusted EBITDA to be approximately $285 to $305 million. On a constant currency basis, consolidated net sales are expected to be in the range of up 16.8% to 20.6%. The Company's outlook assumes no significant worsening of the COVID-19 pandemic, including incremental closures of global markets and additional supply chain disruptions. The Company plans to share additional details of the 2021 Outlook during its investor conference call.
Investor Conference Call
Acushnet will hold a conference call at 8:30 am (Eastern Time) on August 5, 2021 to discuss the financial results and host a question and answer session. A live webcast of the conference call will be accessible at www.AcushnetHoldingsCorp.com/ir. A replay archive of the webcast will be available shortly after the call concludes.
About Acushnet Holdings Corp.
We are the global leader in the design, development, manufacture and distribution of performance-driven golf products, which are widely recognized for their quality excellence. Driven by our focus on dedicated and discerning golfers and the golf shops that serve them, we believe we are the most authentic and enduring company in the golf industry. Our mission - to be the performance and quality leader in every golf product category in which we compete - has remained consistent since we entered the golf ball business in 1932. Today, we are the steward of two of the most revered brands in golf – Titleist, one of golf’s leading performance equipment brands, and FootJoy, one of golf’s leading performance wear brands. Additional information can be found at www.acushnetholdingscorp.com.

Forward-Looking Statements
This press release includes forward-looking statements that reflect our current views with respect to, among other things, our 2021 outlook, our operations, our financial performance and the impact of the COVID-19 pandemic on our business. These forward-looking statements are included throughout this press release and relate to matters such as our industry, business strategy, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information such as our anticipated consolidated net sales, consolidated net sales on a constant currency basis and Adjusted EBITDA. We use words like “guidance,” “outlook,” “anticipate,” “assume,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “future,” “will,” “seek,” “foreseeable” and similar terms and phrases to identify forward-looking statements in this press release.

The forward-looking statements contained in this press release are based on management’s current expectations and are subject to uncertainty and changes in circumstances. We cannot assure you that future developments affecting us will be those that we have anticipated. Actual results may differ materially from these expectations due to changes in global, regional or local economic, business, competitive, market, regulatory and other factors, many of which are beyond our control. Important factors that could cause or contribute to such differences include: the duration and impact of the COVID-19 pandemic, which may precipitate or exacerbate one or more of the following risks and uncertainties; a reduction in the number of rounds of golf played or in the number of golf participants; unfavorable weather conditions may impact the number of playable days and rounds played in a given year; consumer spending habits and macroeconomic factors may affect the number of rounds of golf played and related spending on golf products; demographic factors may affect the number of golf participants and related spending on our products; a significant disruption in the operations of our manufacturing, assembly or distribution facilities; our ability to procure raw materials or components of our products; a disruption in the operations of our suppliers; the cost of raw materials and components; currency transaction and translation risk; our ability to successfully manage the frequent introduction of new products or satisfy changing consumer preferences, quality and regulatory standards; our reliance on technical innovation and high-quality products; changes to the Rules of Golf with respect to equipment; our ability to adequately enforce and protect our intellectual property rights; involvement in lawsuits to protect, defend or enforce our intellectual property rights; our ability to prevent infringement of intellectual property rights by others; changes to patent laws; intense competition and our ability to maintain a competitive advantage in each of our markets; limited opportunities for future growth in sales of certain of our products, including golf balls, golf shoes and golf gloves; our customers’ financial condition, their levels of business activity and their ability to pay trade obligations; a decrease in corporate spending on our custom logo golf balls; our ability to maintain and further develop our sales channels; consolidation of retailers or concentration of retail market share; our ability to maintain and enhance our brands; seasonal fluctuations of our business; fluctuations of our business based on the timing of new product introductions; risks associated with doing business globally; compliance with laws, regulations and policies, including the U.S. Foreign Corrupt Practices Act or other applicable anti-corruption legislation, as well as federal, state and local policies and executive orders regarding the COVID-19 pandemic; our ability to secure professional golfers to endorse or use our products; negative publicity relating to us or the golfers who use our products or the golf industry in general; our ability to accurately forecast demand for our products; a disruption in the service or a significant increase in the cost, of our primary delivery and shipping services or a significant disruption at shipping ports; our ability to maintain our information systems to adequately perform their functions; cybersecurity risks; the ability of our eCommerce systems to function effectively; impairment of goodwill and identifiable intangible assets; our ability to attract and/or retain management and other key employees and hire qualified management, technical and manufacturing personnel; our ability to prohibit sales of our products by unauthorized retailers or distributors; our ability to grow our presence in existing international markets and expand into additional international markets; tax uncertainties, including potential changes in tax laws, unanticipated tax liabilities and limitations on utilization of tax attributes after any change of control; adequate levels of coverage of our insurance policies; product liability, warranty and recall claims; litigation and other regulatory proceedings; compliance with environmental, health and safety laws and regulations; our ability to secure additional capital at all or on terms acceptable to us and potential dilution of holders of our common stock; risks associated with acquisitions and investments; our estimates or judgments relating to our critical accounting estimates; terrorist activities and international political instability; occurrence of natural disasters or pandemic diseases, including the COVID-19 pandemic; our substantial leverage, ability to service our indebtedness, ability to incur more indebtedness and restrictions in the agreements governing our indebtedness; our use of derivative financial instruments; the ability of our controlling shareholder to control significant corporate activities, and that our controlling shareholder’s interests may conflict with yours; our status as a controlled company; the market price of shares of our common stock; our ability to maintain effective internal controls over financial reporting; our ability to pay dividends; our status as a holding company; dilution from future issuances or sales of our common stock; anti-takeover provisions in our organizational documents and Delaware law; reports from securities analysts; and the other factors set forth in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020 filed with the Securities and Exchange Commission ("SEC") on February 25, 2021 as it may be updated by our periodic reports subsequently filed with the SEC. These factors should not be construed as exhaustive. Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, our actual results may vary in material respects from those projected in these forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date of this press release. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, investments or other strategic transactions we may make. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by any applicable securities laws.

Media Contact:
AcushnetPR@icrinc.com
Investor Contact:
IR@AcushnetGolf.com

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share and per share amounts)	2021	2020	2021	2020
Net sales	$624,850	$300,002	$1,205,735	$708,743
Cost of goods sold	290,424	143,545	560,570	351,331
Gross profit	334,426	156,457	645,165	357,412
Operating expenses:
Selling, general and administrative	210,255	130,535	386,624	283,258
Research and development	13,021	11,132	25,350	24,352
Intangible amortization	1,970	1,955	3,942	3,911
Restructuring charges	—	1,104	—	12,732
Income from operations	109,180	11,731	229,249	33,159
Interest expense, net	1,848	4,402	5,464	8,525
Other expense, net	239	4,174	2,231	4,864
Income before income taxes	107,093	3,155	221,554	19,770
Income tax expense (benefit)	24,573	(598)	52,407	7,042
Net income	82,520	3,753	169,147	12,728
Less: Net income attributable to noncontrolling interests	(1,435)	(1,440)	(3,104)	(1,538)
Net income attributable to Acushnet Holdings Corp.	$81,085	$2,313	$166,043	$11,190

Net income per common share attributable to Acushnet Holdings Corp.:
Basic	$1.09	$0.03	$2.22	$0.15
Diluted	1.08	0.03	2.21	0.15
Weighted average number of common shares:
Basic	74,661,356	74,252,981	74,719,450	74,394,967
Diluted	75,200,906	74,875,219	75,227,787	74,983,411

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	June 30,	December 31,
(in thousands, except share and per share amounts)	2021	2020
Assets
Current assets
Cash, cash equivalents and restricted cash ($11,600 and $6,843 attributable to the FootJoy golf shoe joint venture ("JV"))	$253,251	$151,452
Accounts receivable, net	377,922	201,518
Inventories ($10,123 and $13,830 attributable to the FootJoy JV)	300,324	357,682
Prepaid and other assets	102,063	89,155
Total current assets	1,033,560	799,807
Property, plant and equipment, net ($10,392 and $10,538 attributable to the FootJoy JV)	219,379	222,811
Goodwill ($32,312 and $32,312 attributable to the FootJoy JV)	213,541	215,186
Intangible assets, net	469,438	473,533
Deferred income taxes	56,649	80,060
Other assets ($2,196 and $2,239 attributable to the FootJoy JV)	74,125	75,158
Total assets	$2,066,692	$1,866,555
Liabilities, Redeemable Noncontrolling Interest and Shareholders' Equity
Current liabilities
Short-term debt	$21,485	$2,810
Current portion of long-term debt	17,500	17,500
Accounts payable ($8,966 and $8,702 attributable to the FootJoy JV)	126,644	112,867
Accrued taxes	59,179	40,952
Accrued compensation and benefits ($1,011 and $1,454 attributable to the FootJoy JV)	78,669	82,290
Accrued expenses and other liabilities ($3,615 and $3,699 attributable to the FootJoy JV)	119,336	101,260
Total current liabilities	422,813	357,679
Long-term debt	305,346	313,619
Deferred income taxes	3,751	3,821
Accrued pension and other postretirement benefits	122,651	121,929
Other noncurrent liabilities ($2,282 and $2,261 attributable to the FootJoy JV)	50,558	52,128
Total liabilities	905,119	849,176
Redeemable noncontrolling interest	1,521	126
Shareholders' equity
Common stock, $0.001 par value, 500,000,000 shares authorized; 75,855,036 and 75,666,367 shares issued	76	76
Additional paid-in capital	934,919	925,385
Accumulated other comprehensive loss, net of tax	(96,245)	(96,182)
Retained earnings	338,633	199,776
Treasury stock, at cost; 1,871,857 and 1,671,754 shares (including 299,894 of accrued share repurchases as of December 31, 2020)	(54,213)	(45,106)
Total equity attributable to Acushnet Holdings Corp.	1,123,170	983,949
Noncontrolling interests	36,882	33,304
Total shareholders' equity	1,160,052	1,017,253
Total liabilities, redeemable noncontrolling interest and shareholders' equity	$2,066,692	$1,866,555

ACUSHNET HOLDINGS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six months ended June 30,
(in thousands)	2021	2020
Cash flows from operating activities
Net income	$169,147	$12,728
Adjustments to reconcile net income to cash flows provided by (used in) operating activities
Depreciation and amortization	20,638	20,571
Unrealized foreign exchange (gains) losses	(3,824)	2,184
Amortization of debt issuance costs	1,131	425
Share-based compensation	13,810	6,403
Loss (gain) on disposals of property, plant and equipment	127	(53)
Deferred income taxes	19,121	(4,244)
Changes in operating assets and liabilities	(67,739)	(38,853)
Cash flows provided by (used in) operating activities	152,411	(839)
Cash flows from investing activities
Additions to property, plant and equipment	(12,401)	(10,355)
Cash flows used in investing activities	(12,401)	(10,355)
Cash flows from financing activities
Proceeds from short-term borrowings, net	18,543	127,616
Repayments of term loan facility	(8,750)	(8,750)
Purchases of common stock	(17,885)	(6,976)
Debt issuance costs	—	(14)
Dividends paid on common stock	(24,872)	(23,034)
Dividends paid to noncontrolling interests	(111)	—
Payment of employee restricted stock tax withholdings	(3,946)	(496)
Cash flows (used in) provided by financing activities	(37,021)	88,346
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(1,190)	(307)
Net increase in cash, cash equivalents and restricted cash	101,799	76,845
Cash, cash equivalents and restricted cash, beginning of year	151,452	34,184
Cash, cash equivalents and restricted cash, end of period	$253,251	$111,029

ACUSHNET HOLDINGS CORP.
Supplemental Net Sales Information (Unaudited)
Second Quarter Net Sales by Segment

	Three months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
Titleist golf balls	$202.3	$102.1	$100.2	98.1%	$93.5	91.6%
Titleist golf clubs	152.8	72.4	80.4	111.0%	75.0	103.6%
Titleist golf gear	65.0	32.4	32.6	100.6%	30.1	92.9%
FootJoy golf wear	164.6	68.3	96.3	141.0%	88.3	129.3%
Second Quarter Net Sales by Region

	Three months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
United States	$315.3	$145.2	$170.1	117.1%	$170.1	117.1%
EMEA	97.4	34.1	63.3	185.6%	52.8	154.8%
Japan	45.6	22.1	23.5	106.3%	24.2	109.5%
Korea	97.0	65.9	31.1	47.2%	23.1	35.1%
Rest of world	69.6	32.7	36.9	112.8%	29.4	89.9%
Total net sales	$624.9	$300.0	$324.9	108.3%	$299.6	99.9%

Six Months Net Sales by Segment

	Six months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
Titleist golf balls	$375.9	$218.4	$157.5	72.1%	$146.6	67.1%
Titleist golf clubs	308.6	165.6	143.0	86.4%	133.7	80.7%
Titleist golf gear	118.1	75.9	42.2	55.6%	37.7	49.7%
FootJoy golf wear	324.1	198.7	125.4	63.1%	111.8	56.3%
Six Months Net Sales by Region

	Six months ended				Constant Currency
	June 30,		Increase/(Decrease)		Increase/(Decrease)
(in millions)	2021	2020	$ change	% change	$ change	% change
United States	$624.0	$356.2	$267.8	75.2%	$267.8	75.2%
EMEA	177.9	108.8	69.1	63.5%	52.0	47.8%
Japan	102.0	59.7	42.3	70.9%	41.6	69.7%
Korea	176.1	116.3	59.8	51.4%	46.6	40.1%
Rest of world	125.7	67.7	58.0	85.7%	46.0	67.9%
Total net sales	$1,205.7	$708.7	$497.0	70.1%	$454.0	64.1%

ACUSHNET HOLDINGS CORP.
Reconciliation of GAAP to Non-GAAP Measures
(Unaudited)

Use of Non-GAAP Financial Measures
The Company reports its financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). However, this release includes the non-GAAP financial measures of net sales in constant currency, Adjusted EBITDA and Adjusted EBITDA margin. These non-GAAP financial measures are not measures of financial performance in accordance with GAAP and may exclude items that are significant to understanding and assessing the Company’s financial results. Therefore, these measures should not be considered in isolation or as an alternative to net sales, net income or other measures of profitability or performance under GAAP. You should be aware that the Company’s presentation of these measures may not be comparable to similarly-titled measures used by other companies.
We use net sales on a constant currency basis to evaluate the sales performance of our business in period over period comparisons and for forecasting our business going forward. Constant currency information allows us to estimate what our sales performance would have been without changes in foreign currency exchange rates. This information is calculated by taking the current period local currency sales and translating them into U.S. dollars based upon the foreign currency exchange rates for the applicable comparable prior period. This constant currency information should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. Our presentation of constant currency information may not be consistent with the manner in which similar measures are derived or used by other companies.
Adjusted EBITDA represents net income attributable to Acushnet Holdings Corp. adjusted for interest expense, net, income tax expense (benefit), depreciation and amortization and other items defined in the agreement, including: share-based compensation expense; restructuring and transformation costs; certain transaction fees; extraordinary, unusual or non-recurring losses or charges; indemnification expense (income); certain pension settlement costs; certain other non-cash (gains) losses, net and the net income relating to noncontrolling interests. We define Adjusted EBITDA in a manner consistent with the term “Consolidated EBITDA” as it is defined in our credit agreement.
We present Adjusted EBITDA as a supplemental measure because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Management uses Adjusted EBITDA to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business.
We believe Adjusted EBITDA provides useful information to investors regarding our consolidated operating performance. By presenting Adjusted EBITDA, we provide a basis for comparison of our business operations between different periods by excluding items that we do not believe are indicative of our core operating performance.
Adjusted EBITDA is not a measurement of financial performance under GAAP. It should not be considered an alternative to net income attributable to Acushnet Holdings Corp. as a measure of our operating performance or any other measure of performance derived in accordance with GAAP. In addition, Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items, or affected by similar non-recurring items. Adjusted EBITDA has limitations as an analytical tool, and you should not consider such measure either in isolation or as a substitute for analyzing our results as reported under GAAP. Our definition and calculation of Adjusted EBITDA is not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation.
We also use Adjusted EBITDA margin on a consolidated basis, which measures our Adjusted EBITDA as a percentage of net sales, because our management uses it to evaluate the effectiveness of our business strategies, assess our consolidated operating performance and make decisions regarding pricing of our products, go to market execution and costs to incur across our business. We present Adjusted EBITDA margin as a supplemental measure of our operating performance because it excludes the impact of certain items that we do not consider indicative of our ongoing operating performance. Adjusted EBITDA margin is not a measurement of financial performance under GAAP. It should not be considered an alternative to any measure of performance derived in accordance with GAAP.
The following table presents reconciliations of net income attributable to Acushnet Holdings Corp. to Adjusted EBITDA for the periods presented (dollars in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2021	2020	2021	2020
Net income attributable to Acushnet Holdings Corp.	$81,085	$2,313	$166,043	$11,190
Interest expense, net	1,848	4,402	5,464	8,525
Income tax expense (benefit)	24,573	(598)	52,407	7,042
Depreciation and amortization	10,275	10,302	20,638	20,571
Share-based compensation	8,277	4,216	13,810	6,403
Restructuring & transformation costs (1)	—	1,439	—	13,067
Other extraordinary, unusual or non-recurring items, net (2)(3)	271	9,557	1,582	17,543
Net income attributable to noncontrolling interests	1,435	1,440	3,104	1,538
Adjusted EBITDA	$127,764	$33,071	$263,048	$85,879
Adjusted EBITDA margin	20.4%	11.0%	21.8%	12.1%
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(1)Relates to severance and other costs associated with management's program to refine our business model and improve operational efficiencies.
(2)The three and six months ended June 30, 2021 include pension settlement costs of $0.1 million and $1.5 million, respectively, related to lump-sum distributions to participants in our defined benefit plans as a result of the voluntary retirement program as part of management’s approved restructuring program, as well as other immaterial unusual or non-recurring items, net.
(3)The three and six months ended June 30, 2020 include salaries and benefits paid for associates who could not work due to government mandated shutdowns, fringe benefits paid for furloughed associates, spoiled raw materials, incremental costs to support remote work and the cost of additional health and safety equipment of $6.0 million and $13.5 million, respectively. The three and six months ended June 30, 2020 also include $3.9 million of pension settlement costs related to lump-sum distributions to participants in our defined benefit plans as a result of the voluntary retirement plan as part of management’s approved restructuring program, as well as other immaterial unusual or non-recurring items, net for the three and six months ended June 30, 2020.
A reconciliation of non-GAAP Adjusted EBITDA, as forecasted for 2021, to the closest corresponding GAAP measure, net income, is not available without unreasonable efforts on a forward-looking basis due to the high variability and low visibility of certain charges that may impact our GAAP results on a forward-looking basis, such as the measures and effects of share- based compensation and other extraordinary, unusual or non-recurring items, net.